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                          March 13, 2023

       Joseph Army
       Chief Executive Officer
       Vapotherm, Inc.
       100 Domain Drive
       Exeter, New Hampshire 03833

                                                        Re: Vapotherm, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 7, 2023
                                                            File No. 333-270331

       Dear Joseph Army:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jordan
Nimitz at 202-551-5831 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Industrial Applications and

                          Services